Exhibit 10.47

First Amendment to

Executive Employment Agreement

This First Amendment to Executive Employment Agreement (“Amendment”) is entered into effective September 17, 2021 (“Effective Date”), by and between Peter R. Beetham, Ph.D. (“Executive”) and Cibus Global, LLC, a Delaware limited liability company (as successor to Cibus Global Ltd.) (“Company”), who agree to amend that certain Executive Employment Agreement dated November 15, 2018 (“Agreement”), by and between Executive and the Company, as set forth below. For purposes of this Amendment, the Company and Executive may collectively be sometimes referred to as the “Parties” or individually, as a “Party”.

1. As of the Effective Date, Executive shall be President and Chief Operating Officer of the Company in place of President and Chief Executive Officer.

2. The last sentence of Section I (b) is amended and restated in its entirety to read as follows: For avoidance of doubt, it shall not be a violation of this Section l(b) for Executive (i) to serve as a member the Board of Directors or in an advisory capacity for Impact Agriculture (a Delaware non-stock, non-profit corporation in organization) and (ii) as an NEO (non-executive director) on the Bio-Grove Technologies Board (ASX: BGT) based in Melbourne, Australia.

3. Upon the Company achieving either (A) Public Status (as defined below) or (B) closing a private placement of securities of gross proceeds of $50,000,000 or more, Executive shall be entitled to receive both (a) an increase in Base Salary equal to the greater of (i) $100,000 or (ii) an amount equal to 50% of difference between Executive’s current Base Salary of $400,000 and the comparable base salary of presidents of peer public companies comparable to the Company, as determined in the discretion of the Company’s Compensation Committee of the Board and (b) an immediate cash bonus equal to 50% of the Base Salary increase under Section 3(a). “Public Status” shall mean the Company becomes a public company with its shares listed on a major exchange. Any such bonus will be subject to customary tax withholdings.

4. Executive acknowledges that salary, bonus and employee benefits are paid and provided through Cibus US, LLC, a wholly owned subsidiary of the Company.

5. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall together constitute one ·and the same instrument. To the maximum extent permitted by law or any applicable governmental authority, any document may be signed and transmitted by PDF or facsimile with the same validity as if it were an ink-signed document.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

“Company”:	Cibus Global, LLC (as successor to Cibus Global Ltd.)

	By:	/s/ Wade King
Wade King, CFO

“Executive”:

/s/ Peter R. Beetham
Peter R. Beetham Ph.D., Individually

(Signature Page to First Amendment to Executive Employment Agreement)